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October 16, 1997

Startt Acquisition, LLC.
c/o Lawrence Ruben Company
600 Madison Avenue
New York, NY 10022


RE:      SENIOR ACQUISITION FINANCING - STARRETT CORPORATION


Gentlemen:

The purpose of this letter is to set forth the terms and conditions upon which Credit Suisse First Boston Mortgage Capital LLC (the "Lender" or "CSFB") will provide up to a $66 million financing (the "Financing") to Startt Acquistion, Inc. ("Star"), a newly formed wholly owned, bankruptcy remote subsidiary of Startt Acquisition, LLC ("Parent"), a newly formed single-purpose bankruptcy-remote entity whose members shall include affiliates of Lawrence Ruben Company, Inc., Blackacre Capital Group, Amroc Investments, and Argent Ventures, at consumation of Star's tender offer (the "Offer") to purchase up to all of the issued and outstanding shares of common stock of Starrett Corporation ("Starrett") pursuant to an agreement and plan of merger among Star and Starrett (the "Merger Agreement"), to fund Star's obligation to purchase such shares. Following consummation of the Offer upon the terms and conditions of the Merger Agreement, Star will be merged with and into Starrett, with Starrett being the surviving corporation after the merger (the "Merger"). Star, Parent, their members and Starrett are hereinafter referred to as the Credit Parties or the Company. The terms of the Financing are as follows:

BORROWER:                     Prior to the Merger, Star, and from and after the
                              Merger, Starrett.

GUARANTORS:                   The Financing will be guaranteed by all
                              subsidiaries of Starrett, other than those subsidiaries, identified to and reasonably approved by Lender, which for regulatory and/or contractual reasons cannot guarantee the
                              Financing.

COLLATERAL:                   First priority security interest in all of the
                              shares of the common and preferred stock of Starrett after giving effect to the Merger and a first priority security interest in (or to the extent subject to a prior security interest, a second priority interest in) all of the shares of the capital stock or other equity interests of all Starrett's present and future, direct and indirect subsidiaries, other than those subsidiaries identified to and reasonably approved by the Lender,

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Startt Acquisition, LLC.
October 16, 1997
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                              the stock or other equity interests of which for
                              regulatory reasons cannot be pledged to secure the Financing. Stock and equity interests not pledged will be subject to a negative pledge in favor of the Lender.

                              The Financing shall be non-recourse to the principals of the Credit Parties except for customary exclusions and exceptions.

SERVICER:                     CSFB, or other entity selected by CSFB. The cost
                              of the Servicer, which is not expected to exceed
                              12 basis points per annum shall be paid by the Borrower.

FINANCING AMOUNT:             The lesser of $66 million or 79.5% of total
                              acquisition cost of the Offer and the Merger including expenses and working capital. Borrower shall invest 100% of its equity before Lender advances any sums under the Financing. Lender reserves the right to restructure the Financing post closing into tranches for a capital markets transaction. Such restructuring shall retain the overall rate, term and other business terms to the Borrower. Such restructuring shall be at no additional cost to Borrower. Borrower shall cooperate with Lender to effectuate such restructuring.

FINANCING INTEREST RATE:      1 month LIBOR on the outstanding Financing
                              Amount, plus 350 basis points, payable monthly in arrears on an actual/360 basis.

TERM:                         5 years


VOLUNTARY PREPAYMENT:         The Financing shall be prepayable in whole or in
                              part at any time, provided that any partial prepayments shall be in increments of $1,000,000 exclusive of Mandatory Prepayments (as defined below). The amount due upon prepayment will include the prepaid principal, any accrued interest, any breakage costs and an amount equal to the portion of the Exit Fee (as defined below) on the principal amount so prepaid.

MANDATORY PREPAYMENTS:        Consolidated operating cash flow of Borrower, net
                              of (i) any taxes resulting from the activities of Borrower; (ii) all interest on all project related financings, permitted working capital lines of credit, Approved Financings (as defined below) and the Financing; (iii) permitted capital expenditures; (iv) permitted working capital reserves (v) advances under any project related financings and/or

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Startt Acquisition, LLC.
October 16, 1997
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                              Approved Financing; and (vi) amortization of
                              project related financings and/or Approved
                              Financings shall be paid as follows:

                              1. First, to fund permitted investments at Levitt Corporation (the "Levitt Investments") as well as any permitted new real estate investments (the "New Real Estate Investments"). Types of projects to be included as Levitt Investments and New Real Estate Investments shall be negotiated as part of the Loan Documents (as defined below). Equity for Levitt Investments and New Real Estate Investments shall be in an aggregate amount not to exceed $10 million per annum (such $10 million equity amount for Levitt Investments and New Real Estate Investments shall be subject to Lender's review and approval of Borrower's business plan and pro forma and projected financial statements); and

                              2. Second, all remaining net operating cash flow shall be used to amortize the Financing.


                              Any sales and refinancing proceeds, and any other extraordinary cash flow (after all related expenses) of Borrower and its subsidiaries shall be used monthly to amortize the Financing. In the event certain to-be determined financial covenants are met after giving effect to sales, refinancings or other extraordinary cash flow events, a tiered percentage of subsequent sales, refinancings or extraordinary cash flow ( after all related expenses) of Borrower and its subsidiaries shall be used monthly to amortize the Financing

EQUITY PARTICIPATION:         After giving effect to the Financing and the
                              Merger, Lender shall have a 10% participation in the equity of the Company and/or the Borrower which Equity Participation may represent a smaller percentage of the Company in the future due to future equity investments ("New Equity") by the Credit Parties or any new investors.
                              Lender shall have the right to invest New Equity with the Credit Parties or any new investors on a pari passu basis. At the time of any New Equity investment, the Company shall be revalued by an independent third party to give effect to the New

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Startt Acquisition, LLC.
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                              Equity in order to establish new percentage
                              interests in the Company.

                              Lender and Borrower shall negotiate mutually acceptable options whereby (i) the Lender shall have rights to put its Equity Participation to Borrower and (ii) Borrower shall have the right to call Lender's Equity Participation.

STRUCTURING ADVISORY FEE:     2.0% of the Financing Amount which shall be
                              earned upon signing of this letter. $330,000 of the Structuring Advisory Fee shall be payable and non-refundable at signing of this letter (the
                              "Partial Structuring Advisory Fee") with the balance payable at the earlier to occur of (i) the closing of the Financing or (ii) December 31, 1997. Such Structuring Advisory Fee shall be evidenced by Lender's standard documentation. The
                              Structuring Advisory Fee is subject to the Break-Up Fee (as described herein).

ADDITIONAL DEBT:              Borrower and its subsidiaries shall be prohibited
                              from incurring secondary encumbrances or additional debt without Lender's prior approval, except for approved financing ("Approved
                              Financing").

                              Approved Financing shall mean borrowings which meet objective standards to be agreed upon in the Loan Documents but will include project related financing similar in nature to (i) current financings at Levitt and (ii) current financing at the Company's development properties, and working capital lines of credit. Approved Financing shall contemplate financing necessary for New Real Estate Investments, Levitt Investments and refinancing of existing project related financing.

                              Lender shall have a right of first refusal (the "Right of First Refusal"), after notice by Borrower of the terms and conditions of an offer to provide financing by another party, to provide any and all Additional Financings.


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Startt Acquisition, LLC.
October 16, 1997
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MERGER, CONSOLIDATION, OR     Neither Borrower nor any of its subsidiaries will
SALE: consolidate with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or a series of transactions without the approval of Lender.

FINANCIAL COVENANTS:          The Loan Documents shall contain reasonable
                              covenants which shall include, but not be limited to:

                              o         EBITDA Coverage Maintenance Test

                              o         Leverage Maintenance Test

                              o         Minimum Tangible Net Worth Test

                              o         Minimum Net Working Capital Test

                              o         Limitation on permitted investments

                              o         Restricted Payments

                              o         Negative Pledge

                              Such Financial Covenants shall reflect the current financial condition of Starrett, the effect of the Financing, and the future business plans of Starrett and Star.

FINANCIAL INFORMATION:        Quarterly income statements, balance sheets, and
                              cash flow statements for Borrower and its subsidiaries and on a consolidated basis prepared on a GAAP basis and certified by Borrower's chief financial officer shall be provided to Lender on a timely basis. An annual audited income statement, balance sheet and cash flow statement shall also be required.

QUARTERLY AUDITS:             CSFB may, at Borrower's cost, require quarterly
                              review and annual audits of the Financial
                              Information or use Borrower's audits if prepared
                              by an approved accounting firm ("Approved
                              Accounting Firm") in order to confirm compliance
                              with the Financial Covenants described above.
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Startt Acquisition, LLC.
October 16, 1997
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                              An Approved Accounting Firm shall mean an
                              accounting firm ranked among the top ten United
                              States accounting firms.


EVENTS OF DEFAULT:            Customary for financings of this type including
                              but not limited to the following (subject to-be negotiated notice and cure periods):

                              o         Payment Defaults;

                              o         Incorrect material representations or
                                        warranties;

                              o         Failure to comply with covenants;

                              o Failure to perform in other material respects under the Loan Documents and such failure to continue for reasonable time period;

                              o         Cross-default to indebtedness of
                                        Borrower or any of its subsidiaries;

                              o Involuntary or voluntary receivership or bankruptcy filing by Borrower or any of its subsidiaries;

                              o Certain changes in senior management or equity ownership of Borrower;

                              o Insolvency of Borrower or any of its material subsidiaries;

                              o         Unsatisfied material judgments.

COSTS AND EXPENSES:           Borrower will be responsible for all customary
                              loan closing expenses including, but not limited to, the costs relating to this transaction of (i) any required third party reports, (ii) updated title insurance and transfer and recording fees, if any and (iii) the fees and expenses of CSFB's and Servicer's counsel.

EXIT FEE:                     1% on the original Financing Amount (net of any
                              Exit Fees previously paid) payable upon any
                              prepayment (voluntary or mandatory) or maturity.
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Startt Acquisition, LLC.
October 16, 1997
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REPRESENTATIONS AND
WARRANTIES:                   The Borrower shall deliver to Lender certain
                              representations and warranties, with respect to Starrett, regarding any material adverse changes in the financial condition or business practices of Starrett. from March 31, 1997 to the closing of the Financing. Lender satisfaction with respect to the accuracy of such representations and warranties shall be a closing condition of the Financing.

CONDITIONS TO FUNDING:        The Closing of the Financing shall be conditioned
                              upon delivery, negotiation and execution of Loan
                              Documents (as described herein) in form and substance satisfactory to Lender and its counsel and payment of fees and expenses as set forth herein. Additionally the Closing of the Financing shall be subject to final review and approval of the Merger Agreement, the Merger, the Offer and all documentation with respect thereto and all applicable regulatory requirements and approvals.

INDEMNIFICATION:              The Credit Parties shall indemnify CSFB for any
                              and all claims arising out of this Financing.

LOAN DOCUMENTATION:           All documentation governing the Financing
                              (collectively, the "Loan Documents") shall be in form and content acceptable to CSFB and its counsel and shall be supported by acceptable representations and warranties of the Credit
                              Parties, conditions precedent, covenants, events of default, opinions of Borrower's counsel and proof of related matters that Lender and Lender's counsel shall deem necessary. Lender expects to be able to complete negotiations of the Loan
                              Documents by November 14, 1997.

TAKE-OUT OF RESTRICTED DEBT:  The Company and Lender acknowledge that the existing Chase Manhattan Bank Loan to Starrett secured by stock of Grenadier Realty Corp. (the "Chase Loan") and the Ohio Savings Bank Loan (The "Ohio Savings Bank Loan") to Levitt Homes Inc. (collectively, the Ohio Savings Bank Loan and the Chase Loan shall be known as the "Restricted Debt") would be callable as a result of the merger transaction contemplated herein. In the event the Company is unable to obtain the necessary waivers from the Restricted Debt lenders, Lender will explore providing financing

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Startt Acquisition, LLC.
October 16, 1997
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                              so as to repay either or both of Restricted Debt
                              in the event same are called by the respective lenders on to-be negotiated terms but in no event shall Lender be committed to provide such replacement of the Restricted Debt. Borrower shall pay Lender a Structuring Fee of 2% of said loan amount upon funding of same as well as Lenders cost of making said loan. Star will not be required to pay such Structuring Fee if it refinances the Restricted Debt with a third party or with equity. In the event Lender matches a third party quote for such Restricted Debt under its Right of First Refusal, the refinancing by Lender of the Restricted Debt will be on such matched terms and conditions.

GOOD FAITH DEPOSIT:           Upon execution of this letter, Borrower shall pay
                              to Lender a good faith deposit in the amount of $200,000 (the "Good Faith Deposit"). The Good
                              Faith Deposit, less Lender's reasonable due diligence expenses, including without limitation fees and expenses of Lender's counsel and other consultants, shall be applied towards payment of the Structuring Advisory Fee.

Upon execution of this letter, the Credit Parties acknowledge they are working solely with Lender to procure the Financing described herein. The Credit Parties agree not to, and will cause their affiliates not to, obtain or attempt to arrange any acquisition financing for the Merger prior to the closing of the Financing. Should any of the Credit Parties or their affiliates breach or violate the preceding sentence or should Borrower fail to execute the Loan Documents after Lender has negotiated in good faith on terms substantially in conformance with this letter, Lender will be entitled to a break-up fee (the "Break-Up Fee") of 2.0% of the maximum original Financing amount upon demand in lieu of the Structuring Advisory Fee plus Lender's reasonable due diligence expenses, including without limitation fees and expenses of Lender's counsel and other consultants after application of the Good Faith Deposit. In the event the Credit Parties do not execute the Loan Documents due to failure to consumate the Offer pursuant to the Merger Agreement the Break-Up Fee shall be 1.0% of the maximum original Financing amount upon demand in lieu of the Structuring Advisory Fee plus Lender's reasonable due diligence expenses, including without limitation fees and expenses of Lender's counsel and other consultants after application of the Good Faith Deposit.. This letter is being delivered with the understanding that neither it nor its substance will be disclosed to any third person by the Credit Parties or Lender, except those who are in confidential relationships to the Credit Parties or Lender ( including Starrett) or as may be required by law.

Please acknowledge your acceptance of the terms and conditions relating to the Financing described herein by executing the acknowledgment below and sending us the Partial Structuring

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Startt Acquisition, LLC.
October 16, 1997
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Advisory Fee. By your signature below, you agree to proceed in good faith to mutually acceptable Loan Documents. Once such acknowledgment is received, CSFB will direct its counsel to prepare the Loan Documents such that we can execute said documents on the earliest practicable date after the receipt of all Starrett shareholder and regulatory approvals required in order to consummate the Financing which date is expected to be November 14, 1997. In any event, the terms proposed herein shall expire at 5:00 pm on October 16, 1997.

We look forward to working with you on this transaction. Please contact me directly at (212) 325-2439 with any questions or comments.

Sincerely,


CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC


William V. Adamski
Authorized Signatory


ACKNOWLEDGED BY:


STARTT ACQUISITION, L.L.C.



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